Exhibit 10.3

December 20, 2006

Laura Lang
314 Dartmouth St
Boston, MA 02116

Dear Laura,

This letter agreement (this ‘‘Agreement’’) memorializes our discussions and agreement concerning your continued role with Digitas Inc. (the ‘‘Company’’) and its subsidiaries as President, Digitas LLC, following the acquisition of the Company by Publicis Groupe (‘‘Publicis’’) pursuant to the Agreement and Plan of Merger, dated December 20, 2006, by and among the Company, Publicis, and Pacific Acquisition Corp., a wholly-owned subsidiary of Publicis (the ‘‘Merger Agreement’’).

1.    Retention Bonus.    In consideration of your continued employment and your agreement to the terms of Section 2 below, you will be eligible for a special retention bonus of $1,263,474 (the ‘‘Retention Bonus’’). The Retention Bonus shall be payable in two equal installments on each of the first two anniversaries of the Acceptance Date (as defined in the Merger Agreement), provided, in each case, that, subject to Section 3 below, you have remained continuously employed by the Company and its subsidiaries through the applicable payment date.

2.    Employment Agreement.    The Employment Agreement dated May 3, 1999, between you and a predecessor to the Company, as amended (the ‘‘Employment Agreement’’), will remain in force and effect, and the Company acknowledges that the Acceptance Date will constitute a Change in Control for purposes of the Employment Agreement. Notwithstanding the foregoing, you and we agree as follows:

•    Good Reason.    Section 4(c)(i) of the Employment Agreement is amended to provide that you shall be eligible to terminate employment pursuant to such clause only (1) pursuant to the relocation trigger of such clause, or (2) if, without your consent, and after a failure by the Company to adequately cure within 10 business days of receipt of written notice from you, either (a) your base pay is reduced, (b) your bonus opportunity is materially diminished, or (c) your title or position are materially diminished, it being understood and agreed that any change to your position as a result of the Company no longer being publicly traded or becoming a subsidiary as a result of the transactions contemplated by the Merger Agreement or as a result of changes to the organizational structure of the Company and its subsidiaries as part of the integration with Publicis shall not give you the right to terminate employment pursuant to such Section 4(c)(i).

•    Severance Amount.    Section 4 of the Employment Agreement is amended to provide that in the event that your employment terminates under circumstances entitling you to severance benefits under Section 4(e) of the Employment Agreement, you shall, in lieu of receiving the cash severance provided for by Sections 4(d)(i) and 4(e)(ii) of the Employment Agreement, receive (notwithstanding your termination of employment) any unpaid installments of the Retention Bonus in a single lump sum immediately upon your termination.

•    Continuation Following Second Anniversary of the Acceptance Date.    If you remain employed by the Company and its affiliates following the second anniversary of the Acceptance Date, the ‘‘Employment Period’’ (as defined in the Agreement) shall continue following such second anniversary; provided, however, that effective as of such second anniversary, all provisions of the Employment Agreement relating to a ‘‘Change in Control’’ shall be deemed deleted, and it is hereby agreed and acknowledged that no ‘‘Change in Control’’ can be deemed to occur under the Employment Agreement other than the occurrence of the Acceptance Date.

3.    Death and Disability. Notwithstanding the foregoing, in the event of your termination of employment prior to the second anniversary of the Acceptance Date as a result of your death or Disability (as defined in the Employment Agreement), you will receive (notwithstanding your termination of employment) any unpaid installments of the Retention Bonus in a single lump sum immediately upon your termination, and any unvested stock options or restricted stock awarded to you prior to the Acceptance Date will vest in full.

4.    Termination of Merger Agreement.    In the event that the Merger Agreement is terminated prior to the occurrence of an Acceptance Date, this Agreement shall become null and void and of no effect.

5.    Miscellaneous.    This Agreement shall constitute a valid amendment of the Employment Agreement, and shall be governed by the same dispute resolution provisions as the Employment Agreement. Any payments made pursuant to this Agreement shall be subject to applicable tax withholding. This Agreement may not be amended or modified other than by a written agreement executed by you, the Company, and Digitas LLC (or your and its respective successors and legal representatives).

Please indicate your agreement with the foregoing by signing below.

Sincerely,
/s/ Brian K. Roberts Digitas Inc.
/s/ Brian K. Roberts Digitas LLC

Acknowledged and Agreed:

/s/   Laura W. Lang